Exhibit 4.30

UNION PLAZA NO. 2003008

RENEWAL AGREEMENT

Party A: Beijing Fu Yu Da Real Estate Development Co., Ltd.

Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.

1.	Party B continues to lease Unit 501, 5/F, Union Plaza with a total usage area of 1350 square meters.
2.	Party B shall lease from October 1, 2006 to December 31, 2006.
3.
Party B shall lease at a monthly rent of RMB161.40 (including property management fee) per square meter (usage area), total amount of rent per month being RMB217890.00. Under this agreement, Party B shall pay to Party A an amount of RMB653670.00 being the rent and management fee.

4.	This renewal agreement consists of two identical copies, and each party keeps one copy.
5.	The other provisions relating to this lease and the rights and obligations of Party A and Party B shall be governed by the 2003008 lease agreement entered into by the two parties hereto.

Party A	:	Beijing Fu Yu Da Real Estate Development Co., Ltd.	Party B	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

Legal Representative:		[Seal]	Legal Representative:		[Seal]

Handling Person:			Handling Person: /s/ Yao Hui Ling

Date: September 20, 2006			Date: September 20, 2006